UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2010
CYPRESS BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-12943	22-2389839
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4350 Executive Drive, Suite 325, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 452-2323
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Alexza License and Development Agreement.
     On August 25, 2010, Cypress Bioscience, Inc. (the “Company”) entered into a license and development agreement (the “License and Development Agreement”) with Alexza Pharmaceuticals, Inc. (“Alexza”), pursuant to which the Company obtained an exclusive worldwide license from Alexza under certain patents and know-how to Alexza’s Staccato nicotine technology, a novel electronic multidose delivery technology designed to help people stop smoking.
     As consideration for the license, the Company paid Alexza an upfront payment of $5.0 million. In addition, following the completion of certain clinical milestones relating to the Staccato nicotine technology, the Company will be obligated to pay to Alexza an additional technology transfer payment of $1.0 million (the “Technology Transfer Payment”) in consideration for the transfer to the Company by Alexza of certain additional know-how and materials relating to the technology then in Alexza’s possession. The Company is obligated to reimburse Alexza’s costs and expenses to conduct activities under a development plan agreed upon by the parties and to use commercially reasonable efforts to research, develop and commercialize the product. On August 25, 2010, the Company made a payment of $981,000 to Alexza to fund Alexza’s anticipated initial costs and expenses. The Company currently anticipates that it will spend approximately $4.0 million in connection with the development of the Staccato nicotine technology during 2010 (including the $981,000 upfront payment to Alexza) and that it will spend approximately $7.0 million in connection with the development of the Staccato nicotine technology during 2011. The Company may terminate development at any time, subject to its obligation to reimburse certain costs and expenses of Alexza incurred under the development plan.
     Under the terms of the License and Development Agreement, in the event that the Company sells or licenses the Staccato nicotine technology, Alexza will be entitled to receive 10% of the net proceeds of such sale or license (the “Carried Interest”) until such time as the Company invests $23 million in development-related costs in the technology (including the payment of the Technology Transfer Payment). If the Company elects to license or sell the Staccato nicotine technology prior to the time it has paid the Technology Transfer Payment to Alexza, Alexza’s carried interest will be adjusted upward to 50% of the net proceeds. Once the Company invests in excess of $23 million for development of the Staccato nicotine technology (including the payment of the Technology Transfer Payment), Alexza will be offered the opportunity to fund an amount equal to 10% of such expenses. If Alexza chooses not to fund its share of the development expenses, the 10% Carried Interest will be reduced.
     The Company will have the right to buy out the Carried Interest (the “Buy Out”) upon the occurrence of certain developmental milestones relating to the technology (the “Company Buy-Out Option”) at the then fair market value. In addition, subject to certain conditions, Alexza will have the right to cause the Company to effect the Buy Out in connection with certain transactions that result in a change in control of the Company (the “Alexza Buy-Out Option”). If the Company exercises the Company Buy-Out Option or if Alexza exercises the Alexza Buy-Out Option, the Company and Alexza will negotiate in good faith to determine the price to be paid by the Company to Alexza to effect the Buy Out. In the event that the parties are unable to agree upon the price to be paid by the Company to Alexza to effect the Buy Out, a third party valuation expert shall be engaged to determine the then fair market value of the Carried Interest and the Company and Alexza shall be required to proceed with the Buy Out with the Company paying to Alexza the price determined by such valuation expert.
     Upon the occurrence of certain events described in the License and Development Agreement, including the Company’s failure to pay the Technology Transfer Payment, the discontinuation by the Company of its development of products resulting from the Staccato nicotine technology other than as a result of a breach by Alexza of certain obligations described in the License and Development Agreement, or specified uncured breaches of the License and Development Agreement by the Company, the Company will be required to use its commercially reasonable efforts to sell or license the Staccato nicotine technology and to pay to Alexza its applicable Carried Interest in the proceeds. If the Company is unable to sell or license the technology within the period described in the License and Development Agreement then the License and Development Agreement shall terminate in its entirety. In the event that such termination occurs after the first anniversary of the date of the License and Development Agreement, then, in the event that Alexza sells or licenses the Staccato nicotine technology following such termination it will be required to reimburse the Company for a portion of the costs incurred prior to the date of termination.
     Marina Biotech Asset Purchase Agreement.
     On August 25, 2010, the Company completed the acquisition of Marina Biotech, Inc.’s (“Marina”) carbetocin development program pursuant to an asset purchase agreement dated August 25, 2010 (the “Asset Purchase Agreement”). The assets purchased under the Asset Purchase Agreement included intellectual property, product data and contracts related to Marina’s carbetocin development program for the treatment of the core symptoms of autism.
     The Company made an initial payment of $750,000 to Marina as a portion of the purchase price. Following successful completion of specified patent issuance and late-stage development and commercial events relating to the carbetocin program, the Company will be obligated to pay to Marina additional milestones of up to $27 million in the aggregate. In the event that the Company commercializes a product containing carbetocin, Marina will be entitled to receive a percentage of net sales so long as a valid claim of an issued patent within the purchased assets exists, which obligation will terminate upon the entry of a generic product.
     The Company is obligated to use commercially reasonable efforts to develop and market at least one product relating to the carbetocin program in the United States, provided that the Company may determine in its sole discretion to cease development or commercialization at any time. If the Company ceases development or commercialization, Marina can seek to reacquire the purchased assets from the Company on reasonable terms to be negotiated by the parties in good faith.
     Preclinical and Phase 1 studies have been completed with respect to the carbetocin development program. The Company currently anticipates that it will initiate additional studies relating to the program in 2011 and that results from such studies will become available in 2012. The Company currently estimates that the costs of such studies will be approximately $1.5 million.
     The foregoing descriptions of the License and Development Agreement and the Asset Purchase Agreement do not purport to be complete and are qualified in their entirety by the License and Development Agreement and the Asset Purchase Agreement, a copy of each of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2010, requesting confidential treatment for certain portions.
Forward-Looking Statements
     This report contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include statements with respect to the potential of Staccato nicotine technology to help people stop smoking, statements with respect to Staccato nicotine’s mechanism of action, statements with respect to the amount expected to be spent by the Company to develop the Staccato nicotine technology, statements with respect to the Company’s ability to license or sell the Staccato nicotine technology, statements regarding the Company’s future payment obligations to Alexza, statements regarding the Company’s obligations to Alexza in the event of a change in control of the Company, statements regarding the Company’s expectations regarding the initiation and completion of additional studies relating to carbetocin and the costs of such studies, statements regarding the Company’s ability to commercialize a product containing carbetocin, statements regarding the Company’s future payment obligations to Marina and statements with respect to the Company’s ability to execute on its strategic plan. Actual results could vary materially from those described as a result of a number of factors, including risks involved with the high uncertainty that characterizes research and development activities in general, particularly those of drug development, including the risks that the Staccato nicotine technology and/or carbetocin may not demonstrate adequate safety and/or efficacy in clinical trials to continue with its development, may not have adequate intellectual property right protection to support its continued development, may be unable to obtain FDA or similar regulatory approval as a drug candidate for any of many reasons relating to the regulatory approval process, or may address a commercial market that is smaller than currently anticipated by the Company and that does not support its continued development, or that the Company may otherwise fail to successfully develop and commercialize the Staccato nicotine technology and or carbetocin, and other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,”

“potential,” “expects,” “plans,” “anticipates,” “intends,” or the negative of those words or other comparable words to be uncertain and forward-looking. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Cypress Bioscience, Inc.
Date: August 26, 2010	/s/ Jay D. Kranzler
Jay D. Kranzler
Chairman and Chief Executive Officer